EXHIBIT 99.1

AutoZone Announces Leadership Transition Plan

William C. Rhodes, III, to Transition from Chairman, President and Chief Executive Officer to Executive Chairman Effective January 2024; Philip B. Daniele, III, Executive Vice President of Merchandising, Marketing and Supply Chain is additionally named Chief Executive Officer - Elect

MEMPHIS, Tenn., June 26, 2023 (GLOBE NEWSWIRE) -- AutoZone (NYSE: AZO) today announced Bill Rhodes’ decision to relinquish his positions as President and Chief Executive Officer (CEO) effective January 2024. He will become Executive Chairman of the Board. Philip B. Daniele, III, age 54, a 29-year AutoZoner and currently Executive Vice President Merchandising, Marketing and Supply Chain, has been selected to succeed Rhodes as CEO in January 2024 and he will also become a member of the Board of Directors.

“On behalf of the Board of Directors, I want to thank Bill for his outstanding leadership during his more than 18 years as our CEO and we are excited and grateful that he will remain actively involved as Executive Chairman and an Officer of the Company. Bill, the Executive Committee, and CEO Team have led the Company through unprecedented growth while continuing to nurture and evolve AutoZone’s unique and powerful culture. AutoZone is eternally grateful for his many contributions during his almost 30 years of service,” said Earl G. Graves, Jr., Lead Director. “We knew this day was coming and have been working a very disciplined succession planning process for many years. Today we are prepared to announce that the Board of Directors has selected Phil Daniele to be our next CEO. Phil shares Bill’s passion for the business and most importantly, for our AutoZoners. He will continue AutoZone’s long-standing disciplined approach and will focus first, like we always have, on our customers. Phil will leverage his deep industry knowledge as a nearly 40-year veteran of this industry. During his AutoZone tenure, Phil has worked in many parts of the organization, including virtually all leadership roles in Store Operations, he has spent many years on our Merchandising team, led Commercial, has been very involved in Information Technology and has now overseen our Supply Chain and Marketing teams for the last two years. Over the last decade, Phil has been intimately involved in many of our most important strategic initiatives. We look forward to working with Phil as he leads the Company into our next chapter of success.”

Rhodes has been President, CEO and on the Board of Directors since March of 2005. In June 2007, he was named Chairman of the Board. During his tenure, as President and CEO, the company has roughly doubled the number of stores; grown the number of AutoZoners to approximately 115,000; increased revenues by more than 3 times, this year surpassing $17 billion; and grown the stock price by more than 25 times. Rhodes has also served on numerous industry and community boards.

“Being an AutoZoner and having the opportunity to help lead this amazing team has been one of the greatest honors of my life. I’m incredibly excited that the Board has elected Phil as CEO-Elect. Phil and I have worked together very closely for over 25 years,” said Rhodes. “Phil knows this company as well as anybody and has a passion for this business that is arguably un-paralleled. More importantly, Phil understands AutoZone’s success has been driven by a deep, passionate set of leaders who support great AutoZoners across the globe. He embodies what our Founder, J.R. Hyde, III’s father taught us when he said, “No individual builds a business…an individual builds the organization, and the organization builds the business.”

“I am humbled to lead this organization that has meant so much to me,” said Daniele. “I am in awe every day by the commitment of our AutoZoners to provide exceptional service to our customers. As CEO, it will be an honor for me to work alongside the Board, leadership team and AutoZoners everywhere to build upon our long history of successes. On behalf of all AutoZoners, I thank Bill for his invaluable contributions to AutoZone and our industry. I’m excited he will continue to be an integral part of our team and I can leverage our long-standing relationship, his experiences, counsel and our friendship. I know we both share that AutoZone’s best days are ahead of us!”

About AutoZone (NYSE:AZO)
As of May 6, 2023, the Company had 6,248 stores in the U.S., 713 stores in Mexico and 83 stores in Brazil for a total store count of 7,044. AutoZone is the leading retailer and a leading distributor of automotive replacement parts and accessories in the United States. Each AutoZone store carries an extensive product line for cars, sport utility vehicles, vans and light trucks, including new and remanufactured automotive hard parts, maintenance items, accessories, and non-automotive products. Many stores also have a Commercial sales program that provides commercial credit and prompt delivery of parts and other products to local, regional and national repair garages, dealers, service stations, and public sector accounts. AutoZone also sells the ALLDATA brand diagnostic and repair software through www.alldata.com. Additionally, AutoZone sells automotive hard parts, maintenance items, accessories, and non-automotive products through www.autozone.com and our commercial customers can make purchases through www.autozonepro.com. AutoZone does not derive revenue from automotive repair or installation.

Contact Information:

Financial: Brian Campbell at (901) 495-7005, brian.campbell@autozone.com
Media: David McKinney at (901) 495-7951, david.mckinney@autozone.com